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                                                                     EXHIBIT 3.1

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                             WINN-DIXIE STORES, INC.

     Pursuant to Section 607.1007 of the Florida Business Corporation Act, Winn-Dixie Stores, Inc., the undersigned Corporation, pursuant to a resolution duly adopted by its Board of Directors, hereby adopts the following Restated Articles of Incorporation:

                                     FIRST:

            The name of this Corporation is: WINN-DIXIE STORES, INC.

                                     SECOND:

     The general nature of the business or businesses or objects or purposes proposed to be transacted, promoted or carried on are:

     (a) To establish, own, lease, operate, maintain, conduct and carry on a general grocery business, both retail and wholesale, and the doing and transacting of all acts, business and things incidental to, relating to, or which may be conveniently done in carrying out its business as aforesaid.

     (b) To buy, sell, manufacture, produce and generally handle any and all groceries and all articles of food and drink and things which may be required for the purpose of the company or commonly supplied or dealt in by persons engaged in the grocery business.

     (c) To buy, sell, own, manufacture, use, operate, maintain, lease on royalty or otherwise, rent, export and import and generally deal in fixture, furniture, equipment of any and every kind and of personal property which may be used or useful in establishing, conducting or operating grocery stores.

     (d) To purchase, lease, own, hold, operate, sell, let or otherwise acquire, utilize and dispose of stores, warehouses, buildings, factories, lands and all other works and facilities for conducting a general retail and wholesale grocery business.

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     (e) To manufacture, purchase or otherwise acquire, own, mortgage, pledge, sell, assign and transfer, or otherwise dispose of, to invest, trade, deal in and deal with goods, wares, and merchandise and real and personal property of every class and description.

     (f) To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

     (g) To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this Corporation.

     (h) To guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge, or otherwise dispose of shares of the capital stock of, or any bonds, securities or evidence of indebtedness created by any other corporation or corporations organized under the laws of this state or any other state, county, nation or government and while the owner thereof to exercise all the rights, powers and privileges of ownership.

     (i) To issue bonds, debentures or obligations of this Corporation from time to time, for any of the objects or purposes of the Corporation, and to secure the same by mortgage, pledge, deed of trust or otherwise.

     (j) To purchase, hold, sell and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital; and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.

     (k) To have one or more offices, to carry on all or any of its operations and business, and, without restriction or limit as to amount, to purchase or otherwise acquire, hold, own, mortgage, sell, convey or otherwise dispose of real and personal property of every class and description in any of the States, Districts, Territories, or Colonies of the United States, and in any and all foreign countries, subject to the laws of such State, District, Territory, Colony or Country.

     (l) In general, to carry on any other business in connection with the foregoing, whether manufacturing or otherwise, and to have and exercise all further and other powers conferred by the laws of Florida upon corporations of this class, and to do any or all of the things hereinbefore set forth or authorized by the statutes of the State of Florida, to the same extent as natural persons might or could do.

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     The foregoing clauses shall be construed both as objects and powers; and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of this Corporation.

                                     THIRD:

     The total number of shares, including those previously authorized, which the Corporation may have outstanding at any time is 100,000,000 shares, all of which shall be Common Stock, having a par value of $1.00 per share. Shares of Common Stock may from time to time be issued for such consideration, payable in either money or property (including shares of stock or other securities of the Corporation or any other corporation), labor or services, having a value as in the judgment of the Board of Directors shall be at least equivalent to the full par value of the stock so issued, and all shares so issued and paid for shall thenceforth be fully paid and non-assessable. Except as to stockholders having some contractual right of subscription, no holders of Common Stock shall have any preemptive right, as such holders, to purchase, subscribe for or otherwise acquire any part of any new or additional issue of capital stock of any class whatsoever, or of securities convertible into capital stock of any class whatsoever, whether now or hereafter authorized, or whether issued for cash, property, labor or services.

                                     FOURTH:

     The amount of capital with which this Corporation will begin business shall be $1,000.00.

                                     FIFTH:

     This Corporation is to have perpetual existence,

                                     SIXTH:

     The principal office of the Corporation is to be located in the City of Jacksonville, County of Duval and State of Florida.

                                    SEVENTH:

     The names and post office addresses of the first Board of Directors who, subject to the provisions of this Certificate of Incorporation, the By-Laws, and the Corporation Laws of Florida, shall hold office for the first year of the Corporation's existence or until their successors are duly elected or chosen and have qualified, are as follows:

          E. L. Winn,
          Enterprise and Nooney Streets,
          Jacksonville, Florida;

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          W. R. Lovett,
          Enterprise and Nooney Streets,
          Jacksonville, Florida;

          Francis B. Childress,
          C/O Atlantic National Bank,
          Jacksonville, Florida;

          O. R. Merritt,
          1730 lonia Street,
          Jacksonville, Florida;

          B. A. Jones,
          1318 Willow Branch Avenue,
          Jacksonville, Florida

                                     EIGHTH:

     The names and addresses of the subscribers hereto, together with a statement for the number of shares of stock which each agrees to take, are as follows:

     E. L. Winn,
        Enterprise and Nooney Streets,
           Jacksonville, Florida,                      350 shares Class B.
                                                          Common Stock;

     W. R. Lovett,
        Enterprise and Nooney Streets,
           Jacksonville, Florida,                      350 shares Class B.
                                                          Common Stock;

     Francis B. Childress,
        C/O Atlantic National Bank,
           Jacksonville, Florida,                      300 shares Class B.
                                                          Common Stock.

                                     NINTH:

     Additional provisions for the regulation of the business and for the conduct of the affairs of the Corporation are as follows:

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     1) The Directors may be divided into two or more classes, whose terms of office shall respectively expire at different times, but no such term shall continue longer than three years, and at least one-fourth in number of the Directors shall be elected annually.

     Each Director shall serve until his or her successor is elected and qualified or until death, retirement, resignation or removal. No Director shall be removed from office during his or her term as a Director, by vote or other action by stockholders or otherwise, except for cause, and if by vote of stockholders , then only by a vote of the holders of two-thirds of the shares then entitled to vote at an election of Directors. Any vacancy which occurs on the Board of Directors may be filled by a majority vote of the remaining Directors or by the Stockholders . A Director elected by the Board to fill a vacancy shall serve until the next Annual Meeting of Stockholders and until his or her successor is elected and qualifies; a Director elected by the stockholders to fill a vacancy shall serve for the balance of the term of the Director whose office has been vacated.

     The provisions of this Paragraph (1) of Article NINTH may not be amended, altered, changed or repealed, in whole or in part , unless authorized by the affirmative vote of the holders of two-thirds of the shares then entitled to vote at an election of Directors.

     (2) The Board of Directors may contract with any person to sell, issue and deliver to such person, at or within some designated future time, all or any part of its then authorized and unissued stock that is without nominal or par value, for such consideration as said Board of Directors may by resolution fix and prescribe; and the Board of Directors may, for a consideration give to any person a valid option contract obligating the Corporation to sell and entitling such person to receive, in accordance with the provisions of such option, and at the price therein fixed, the "no par value" stock embraced within the option agreement - all such stock purchased and paid for pursuant to every such option shall be in all respects fully paid and non-assessable.

     (3) In furtherance and not in limitation of the powers conferred by the Laws of Florida, the Board of Directors is expressly authorized:

     To make and alter the By-Laws;

     To fix the amount to be reserved as working capital, and to authorize and cause to be executed mortgages and liens upon the property and franchises of this Corporation;

     If the By-Laws so provide, or by resolution passed by a majority of the whole Board, to designate two or more of their number to constitute an Executive

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Committee, which Committee shall for the time being, as provided in said resolution or in the By-Laws of this Corporation, have and exercise any or all of the powers of the Board of Directors in the management of the business and affairs of this Corporation and have power to authorize the seal of this Corporation to be affixed to all papers which may require it;

     From time to time, to determine whether and to what extent and at what times and places and under what conditions and regulations the books and accounts of this Corporation, or any of them other than the stock ledger shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by law or authorized by resolution of the Directors or of the stockholders.

     If the By-Laws so provide, the stockholders and Directors shall have power to hold their meetings, to have an office or offices and to keep the books of this Corporation (subject to provisions of the statute) outside of the State of Florida at such places as may from time to time be designated by them.

     This Corporation may in its By-Laws confer powers additional to the foregoing upon the Directors, in addition to the powers and authorities expressly conferred upon them by Law.

     The object specified herein shall, except where otherwise expressed, be in no way limited nor restricted by reference to or interference from the terms of any other clause or paragraph of this Certificate of Incorporation. The objects, purposes and powers specified in each of the clauses or paragraphs in this Certificate of Incorporation shall be regarded as independent objects, purposes and powers.

     This Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by Law, and all rights conferred on officers, Directors and Stockholders herein are granted subject to this reservation.

                               * * * * * * * * * *

     We, the undersigned, being all of the original subscribers to the Capital stock, for the purpose of forming a corporation to do business, both within and without the State of Florida, pursuant to the General Corporation Law of the State of Florida, do make and file this Certificate of Incorporation, hereby declaring and certifying that the facts herein stated are true, and we do respectively agree to take, at a price per share to be fixed by the Board of Directors, the number of shares of stock hereinbefore set forth opposite our respective names, and

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accordingly have hereunto set our respective hands and seals, this the 24th day of December, A. D., 1928.


                                        /s/ E. L. Winn                    (SEAL)
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                                        /s/ W. R. Lovett                  (SEAL)
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                                        /s/ Francis B. Childress          (SEAL)
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